Exhibit 99.1

VYNE Therapeutics Reports First Quarter 2022 Financial Results and Provides Business Update

Announced positive Phase 1b data for FMX114 in mild-to-moderate atopic dermatitis

Lead BET inhibitor VYN201 demonstrated positive results across multiple preclinical models of inflammation

VYNE to host KOL webinar on InhiBETTM BET inhibitor platform on May 17th

BRIDGEWATER, N.J., May 12, 2022 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a biopharmaceutical company developing proprietary, innovative, and differentiated therapies for the treatment of immuno-inflammatory conditions, today announced financial results for the quarter ended March 31, 2022 and provided a business update.

“VYNE made significant progress in the first quarter of 2022 with our pipeline of novel programs for immuno-inflammatory conditions,” said David Domzalski, Chief Executive Officer of VYNE. “We reported positive Phase 1b safety and efficacy data for FMX114 in mild-to-moderate atopic dermatitis, released promising preclinical data for our locally-administered pan-BD BET inhibitor, VYN201, and completed the divestiture of our topical minocycline franchise.”

“Looking ahead, we plan to report Phase 2a safety and efficacy results for FMX114 by the end of the second quarter. We are pleased with our toxicology and scale-up activities for VYN201 and remain on schedule to initiate our first in-human clinical study for our lead indication in the second half of this year. In addition, we continue to work with our partner In4Derm on final candidate selection for VYN202,” continued Mr. Domzalski. “We look forward to providing updates to investors throughout the year as we advance our pipeline of proprietary immuno-inflammatory therapeutics.”

Pipeline Update

FMX114 - FMX114 is VYNE’s proprietary investigational combination gel formulation of tofacitinib and fingolimod that is designed to address both the source and cause of inflammation in mild-to-moderate atopic dermatitis (“AD”). FMX114 has the potential to be the first topical combination product for the treatment of AD. FMX114 is currently being evaluated in a Phase 2a study with topline results expected by the end of the second quarter. VYNE previously conducted a Phase 1b study (n=4) to evaluate the preliminary clinical safety, dermal tolerance and pharmacokinetics of FMX114 and vehicle when topically applied to individual qualifying AD lesions for 2 weeks. Efficacy was also assessed over the two-week treatment period.

•	In January 2022, VYNE announced Phase 1b safety and pharmacology results in which FMX114 demonstrated acceptable pharmacokinetics, evidenced by substantially lower systemic bioavailability of the JAK inhibitor (tofacitinib) and S1P receptor modulator (fingolimod) in the topical formulation compared to oral equivalents.

•	In April 2022, VYNE announced positive efficacy data from the Phase 1b segment in which FMX114 demonstrated a statistically significant reduction in both absolute and percent change in mean Atopic Dermatitis Severity Index (“ADSI”) score compared to vehicle. FMX114 treatment also substantially reduced pruritus (itch) as measured on the worst pruritus Numerical Rating Scale (“NRS”).

VYN201 - VYN201 is a locally-administered pan-bromodomain BET inhibitor, designed as a "soft" drug to address diseases involving multiple, diverse inflammatory cell signaling pathways while providing low systemic exposure. VYNE intends to select the first clinical indication for VYN201 in the second quarter 2022 based on the results from several well-established preclinical models across a range of potential immuno-inflammatory therapeutic areas. To date, VYN201 has demonstrated significant improvement in inflammation and fibrosis scores and reduction of inflammatory biomarker levels, while maintaining good tolerability in animals. The Company believes that these data suggest potential broad utility for VYN201. Recently released data includes:

•	Arthritis Model – VYN201 at each of the 1mg/kg and 10mg/kg doses demonstrated a statistically significant inhibition of inflammation as measured by paw thickness and arthritis score in a validated murine model of rheumatoid arthritis when administered into a single limb via an intra-articular injection, versus untreated limbs. In addition, VYN201 at each of the 1mg/kg and 10mg/kg doses demonstrated numerically superior results compared to an intra-articular injection of the leading steroid, dexamethasone, and results were consistent with systemic dexamethasone treatment, in inhibiting inflammation in arthritic joints of mice.

•	Vitiligo Model – VYN201 at each of the 0.1% and 1% concentrations demonstrated a statistically significant improvement in reducing melanocyte loss and lowering MMP-9 and soluble E-cadherin, key inflammatory biomarkers of vitiligo, when compared to vehicle. VYN201 significantly upregulated the WNT signaling pathway (recognized as an important indicator of melanocyte regeneration) with a 10-fold increase at the higher dose (1% concentration). VYN201 0.1% and 1% were also numerically superior to the active control, ruxolitinib cream, 1.5%.

VYN202 - VYN202 is being developed as a highly selective oral BET inhibitor designed to selectively bind to bromodomain 2 for the potential treatment of major immuno-inflammatory diseases. VYNE is working with its license partner, In4Derm Limited, to develop and select a lead candidate. Following candidate selection, VYNE intends to exercise its option for this molecule and initiate IND-enabling studies.

Upcoming KOL Webinar – The Company will host a virtual KOL webinar on VYNE’s InhiBETTM BET inhibitor platform on May 17, 2022 at 10:00AM ET. The webinar will feature a presentation from Gerald V. Denis, PhD (Boston University School of Medicine) and Thierry Passeron, MD, PhD (University Hospital of Nice (France)). Dr. Denis will provide a background on BET inhibition for the treatment of various immuno-inflammatory conditions, and Dr. Passeron will then discuss the current treatment landscape and unmet medical need in treating patients with vitiligo. The VYNE leadership team will present preclinical data for VYN201 as well as provide a company update and an overview of future milestones. A live question and answer will follow. Registration for this event is available through the following link: KOL Webinar Registration Link

Select Corporate and Financial Highlights:

•	On January 12, 2022, VYNE divested its Molecule Stabilizing Technology Franchise ("MST Franchise"), including AMZEEQ, ZILXI, and FCD105, to Journey Medical Corporation ("Journey") for $25.0 million and milestone payments of up to $450.0 million in the aggregate upon the achievement of specified levels of net sales on a product-by-product basis, beginning with annual net sales exceeding $100.0 million. Of the $25.0 million, $20.0 million was received at closing and $5.0 million is due to VYNE on the one-year anniversary of the transaction.

•	In March 2022, VYNE entered into a purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which VYNE has the right, but not the obligation, to sell to Lincoln Park up to $30.0 million of shares of common stock over the 36-month term, subject to terms and conditions set forth in the agreement. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of VYNE’s common stock. A description of the purchase agreement is set forth in the Company's Current Report on Form 8-K, which the Company filed with the SEC on March 15, 2022.

Financial Performance	Three Months Ended March 31,
(in thousands)	2022	2021
Loss from continuing operations (GAAP)	$(8,694)	$(10,876)
Adjusted loss from continuing operations (non-GAAP)*	$(7,449)	$(8,816)
Net income (loss) (GAAP)	$4,670	$(20,550)
Adjusted net income (loss) (non-GAAP)*	$5,563	$(18,108)

*See "Note Regarding the Use of Non-GAAP Financial Measures" elsewhere in this earnings release.

Liquidity and Capital Resources

As of March 31, 2022, VYNE had cash, cash equivalents and restricted cash of $51.1 million. Additionally, VYNE is entitled to receive a $5.0 million payment in January 2023 from Journey in connection with the sale of the MST Franchise.

VYNE currently anticipates that its cash, cash equivalents and restricted cash as of March 31, 2022 will be sufficient to fund its operations through at least the first quarter of 2023, without giving effect to any potential business development transactions or financing activities, including from the purchase agreement with Lincoln Park. See Note 1 to VYNE's unaudited interim condensed consolidated financial statements included in VYNE’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 for additional discussion on liquidity.

Financial Results for the First Quarter Ended March 31, 2022

Due to the sale of the MST Franchise during the first quarter of 2022, the Company has classified the results of the MST Franchise as discontinued operations in its unaudited condensed consolidated statements of operations for all periods presented. See Note 3 to VYNE's unaudited interim condensed consolidated financial statements included in VYNE’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 for additional discussion on discontinued operations.

Revenues. Revenues for the three months ended March 31, 2022 remained consistent at $0.2 million when compared to the three months ended March 31, 2021. Revenues were comprised of royalty revenue for both periods.

VYNE divested the MST Franchise on January 12, 2022. As a result of the sale, the Company will not generate revenue from the sales of AMZEEQ or ZILXI following such date.

Research and development expenses. VYNE's research and development expenses for the three months ended March 31, 2022 were $4.5 million compared to $4.3 million for the three months ended March 31, 2021, representing an increase of $0.2 million, or 4.6%. The increase is primarily related to an increase in expenses associated with development of VYN201 of approximately $1.7 million, partially offset by a decrease in personnel costs of $0.7 million and a decrease in expenses for FMX114 of $0.6 million.

Selling, general and administrative expenses. VYNE's selling, general and administrative expenses for the three months ended March 31, 2022 were $4.4 million compared to $5.7 million for the three months ended March 31, 2021, representing a decrease of $1.3 million, or 22.9%. Employee-related expenses decreased by $0.8 million primarily due to lower headcount in 2022. The balance of the decrease was due to lower professional fees.

Net income (loss). Net income for the three months ended March 31, 2022 was $4.7 million compared to a net loss of $20.6 million for the three months ended March 31, 2021. Loss from continuing operations was $8.7 million for the three months ended March 31, 2022 compared to $10.9 million for the prior year period. Income from discontinued operations was $13.4 million for three months ended March 31, 2022 compared to a loss from discontinued operations of $9.7 million for the three months ended March 31, 2021.

About FMX114

FMX114 is VYNE’s proprietary investigational combination gel formulation of tofacitinib and fingolimod. The product is designed to address both the source and cause of inflammation in AD through a combination of tofacitinib (a Janus kinase inhibitor) that acts with cells to reduce inflammation by inhibiting cytokine release from inflammatory cells) and fingolimod (a Sphingosine 1-phosphate receptor modulator) that acts outside of cells to reduce inflammation by inhibiting migration of inflammatory cells. In addition, fingolimod may also directly support skin barrier recovery because it is known to upregulate filaggrin, a protein that plays an important role in the skin’s barrier function. FMX114 has the potential to be the first topical combination product for the treatment of AD as well as the first topical product in clinical development that utilizes the sphingosine 1-phosphate receptor modulation mode of action.

About Bromodomain and Extra-Terminal Domain (BET) Inhibitors

BET proteins play a key role in regulating gene transcription via epigenetic interactions (“reading”), and recent research has determined a key role for these BET proteins in regulating B cell and T cell activation and subsequent inflammatory processes. As epigenetic readers, BET proteins regulate the recruitment of transcriptional factors that are key to the production of several pro-inflammatory cytokines. Inhibiting BET proteins blocks cytokine transcription, and therefore may have significant therapeutic potential across a wide variety of immuno-inflammatory/fibrotic and myeloproliferative neoplastic disorders. A locally administered pan-BET inhibitor has the possibility to positively impact diseases involving multiple, diverse inflammatory cell signaling pathways that are active in many immune-inflammatory diseases.

About VYNE Therapeutics Inc.

VYNE’s mission is to improve the lives of patients by developing proprietary, innovative, and differentiated therapies for the treatment of immuno-inflammatory conditions. The Company’s unique and proprietary pipeline includes FMX114 for the potential treatment of mild-to-moderate atopic dermatitis, and access to a library of bromodomain & extra-terminal (BET) domain inhibitors licensed from In4Derm Limited. The BET inhibitor platform includes lead programs VYN201 (pan-BETi) and VYN202 (selective-BETi) and access to a library of (BET) domain inhibitors for the potential treatment of immuno-inflammatory conditions.

For more information about VYNE Therapeutics Inc. or its investigational products, visit www.vynetherapeutics.com. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

In4Derm Limited is a spin-out of the University of Dundee’s School of Life Sciences.

Investor Relations:

John Fraunces

LifeSci Advisors, LLC

917-355-2395

jfraunces@lifesciadvisors.com

Tyler Zeronda

VYNE Therapeutics Inc.

908-458-9106

Tyler.Zeronda@VYNEtx.com

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the development of VYNE’s product candidates, the timing of its clinical trials and regulatory filings, its belief that its existing cash, cash equivalents and restricted cash will be sufficient to fund its operations through at least the first quarter of 2023, and other statements regarding the future expectations, plans and prospects of VYNE. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: VYNE’s ability to successfully develop its product candidates; the timing of commencement of future non-clinical studies and clinical trials; VYNE’s ability to enroll patients and successfully progress, complete, and receive favorable results in, clinical trials for its product candidates; VYNE’s ability to exercise its exclusive option with respect to an oral BETi candidate pursuant to the terms of the option agreement with In4Derm Limited; VYNE’s intentions and its ability to obtain additional funding, either through equity or debt financing transactions or collaboration arrangements; disruptions related to COVID-19 or another pandemic, epidemic or outbreak of a contagious disease, on the ability of VYNE’s suppliers to manufacture and provide materials for our product candidates, initiating and retaining patients in clinical trials, operating results, liquidity and financial condition; the regulatory approval process for VYNE’s product candidates, including any delay or failure in obtaining requisite approvals; the potential market size of treatments for any diseases and market adoption of products, if approved or cleared for commercial use, by physicians and patients; developments and projections relating to competitors and the pharmaceuticals industry, including competing drugs and therapies; the timing or likelihood of regulatory filings and approvals or clearances for product candidates; VYNE’s ability to comply with various regulations applicable to its business, including Nasdaq continued listing rules; VYNE’s ability to create intellectual property and the scope of protection it is able to establish and maintain for intellectual property rights covering its product candidates, including the projected terms of patent protection; risks that any of VYNE’s patents may be held to be narrowed, invalid or unenforceable or one or more of VYNE’s patent applications may not be granted and potential competitors may also seek to design around VYNE’s granted patents or patent applications; the timing, costs or results of litigation, including litigation to protect its intellectual property; VYNE’s ability to successfully challenge intellectual property claimed by others; estimates of VYNE’s expenses, capital requirements, its needs for additional financing and its ability to obtain additional capital on acceptable terms or at all; VYNE’s ability to attract and retain key scientific or management personnel; VYNE’s defense of any litigation that may be initiated against it; VYNE’s expectations regarding licensing, business transactions and strategic operations; VYNE’s future financial performance and liquidity; and volatility in VYNE’s stock price may result in rapid and substantial increases or decreases in the stock price that may or may not be related to the company’s operating performance or prospects. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2021, as well as discussions of potential risks, uncertainties, and other important factors in VYNE’s subsequent filings with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

VYNE THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except per share data)

(Unaudited)

	March 31	December 31
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$50,495	$42,250
Restricted cash	605	605
Trade receivables, net of allowances	535	7,583
Amount due from sale of MST Franchise	5,000	—
Prepaid expenses and other assets	3,895	4,565
Operating lease right of use assets	124	338
Discontinued operations - current assets	—	7,845
Total Current Assets	60,654	63,186
Property and equipment, net	310	354
Non-current prepaid expenses and other assets	3,355	3,506
Total Assets	$64,319	$67,046

Liabilities and stockholders’ equity
Current Liabilities:
Trade payables	$3,612	$6,510
Accrued expenses	3,312	8,593
Employee related obligations	1,331	2,752
Liability for employee severance benefits	216	206
Operating lease liabilities	117	349
Total Liabilities	8,588	18,410
Commitments and Contingencies
Stockholders' Equity:
Preferred stock: $0.0001 par value; 20,000,000 shares authorized at March 31, 2022 and December 31, 2021; no shares issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock: $0.0001 par value; 150,000,000 shares authorized at March 31, 2022 and December 31, 2021; 57,908,489 and 53,577,744 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	6	5
Additional paid-in capital	690,580	688,156
Accumulated deficit	(634,855)	(639,525)
Total Stockholders' Equity	55,731	48,636
Total Liabilities and Stockholders’ Equity	$64,319	$67,046

VYNE THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except per share data)

(Unaudited)

	Three months ended March 31
	2022	2021
Revenues
Royalty revenues	$178	$230
Total Revenues	178	230

Operating expenses:
Research and development	4,452	4,255
Selling, general and administrative	4,417	5,732
Total operating expenses	8,869	9,987
Operating loss	(8,691)	(9,757)
Interest expense	—	(1,062)
Other expense	(3)	(57)
Loss from continuing operations before income taxes	(8,694)	(10,876)
Income tax expense	—	—
Loss from continuing operations	(8,694)	(10,876)
Income (loss) from discontinued operations, net of income taxes	13,364	(9,674)
Net income (loss)	$4,670	$(20,550)

Loss per share from continuing operations, basic and diluted	$(0.16)	$(0.22)
Income (loss) per share from discontinued operations, basic and diluted	$0.24	$(0.20)
Income (loss) per share basic and diluted	$0.08	$(0.42)

Weighted average shares outstanding, basic and diluted	55,386	48,868

Non-GAAP Financial Measures

In evaluating the operating performance of its business, VYNE’s management considers adjusted net income (loss), adjusted net income (loss) per share, adjusted loss from continuing operations, adjusted total operating expenses (including adjusted research and development expense and adjusted selling, general and administrative expense), adjusted operating loss and adjusted loss per share from continuing operations. These non-GAAP financial measures exclude stock-based compensation charges that are required by GAAP. The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business by excluding the effect of certain non-cash expenses and items that VYNE believes may not be indicative of its operating performance, because they are either unusual and VYNE does not expect them to recur in the ordinary course of its business, or they are unrelated to the ongoing operation of the business in the ordinary course. These non-GAAP financial measures should not be considered superior to, but rather in addition to, other financial measures prepared by the Company in accordance with GAAP, including the period-to-period results. The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies, and the Company does not recommend the sole use of these non-GAAP measures to assess its financial and earnings performance. For reasons noted above, the Company is presenting certain non-GAAP financial measures for the three months ended March 31, 2022 and 2021. The following tables reconcile non-GAAP financial measures presented in this press release.

The following tables provides detailed reconciliations of various other income statement data between GAAP and non-GAAP amounts for the three months ended March 31, 2022 and 2021 (in thousands, except per share data):

Reconciliation of net income (loss) to adjusted net income (loss) and net income (loss) per share to adjusted net income (loss) per share:

	Three months ended March 31
	2022	2021
Net income (loss) (GAAP)	$4,670	$(20,550)
Add-back: stock-based compensation expense	893	2,442
Adjusted net income (loss) (non-GAAP)	$5,563	$(18,108)

Net income (loss) per share, basic and diluted (GAAP)	$0.08	$(0.42)
Add-back: stock-based compensation expense	0.02	0.05
Adjusted net income (loss) per share, basic and diluted (non-GAAP)	$0.10	$(0.37)
Weighted average number of shares outstanding, basic and diluted	55,386	48,868

Reconciliation of loss from continuing operations to adjusted loss from continuing operations; research and development expense to adjusted research and development expense; selling, general and administrative expense to adjusted selling, general and administrative expense; total operating expense to adjusted total operating expense; operating loss to adjusted operating loss; and loss per share from continuing operations to adjusted loss per share from continuing operations:

	Three months ended March 31
	2022	2021
Loss from continuing operations (GAAP)	$(8,694)	$(10,876)
Add-back: stock-based compensation expense	1,245	2,060
Adjusted loss from continuing operations (non-GAAP)	$(7,449)	$(8,816)

Research and development expense (GAAP)	$4,452	$4,255
Less: stock-based compensation expense	(229)	(458)
Adjusted research and development expense (non-GAAP)	$4,223	$3,797

Selling, general and administrative expense (GAAP)	$4,417	$5,732
Less: stock-based compensation expense	(1,016)	(1,602)
Adjusted selling, general and administrative expense (non-GAAP)	$3,401	$4,130

Total operating expenses (GAAP)	$8,869	$9,987
Less: stock-based compensation expense	(1,245)	(2,060)
Adjusted total operating expenses (non-GAAP)	$7,624	$7,927

Operating loss (GAAP)	$(8,691)	$(9,757)
Add back: stock-based compensation expense	1,245	2,060
Adjusted operating loss (non-GAAP)	$(7,446)	$(7,697)

Loss per share from continuing operations, basic and diluted (GAAP)	$(0.16)	$(0.22)
Add back: stock-based compensation expense	0.02	0.04
Adjusted loss per share from continuing operations, basic and diluted (non-GAAP)	$(0.14)	$(0.18)
Weighted average number of shares outstanding - basic and diluted	55,386	48,868